September 11, 2012

Citadel EFT, Inc.
825 College Blvd.
Suite 102328
Oceanside, CA 92057

Attn: Gary DeRoos, CEO

Multimedia Contractual Agreement

This MULTIMEDIA CONTRACTUAL AGREEMENT is made by and between CITADEL EFT INC. (hereinafter referred to as (the "COMPANY"), having its principle office at 825 College Blvd., Suite 102328, Oceanside, CA 92057 and Nancy Figueiredo, residing at 43A Dunes Lane, Port Washington, NY 11050 (hereinafter referred to as the "CONSULTANT").

In consideration of the mutual promises contained herein and on the terms and conditions hereinafter set forth, the COMPANY and CONSULTANT agreed as follows:

1. FEATURES INCLUDE

- **CONTENT:** Your news presented in HTML with logo, video or audio, plus links to your additional content, all in one platform.
- **PRODUCTION:** Use of all your existing content.
- **TARGETING:** Individual journalist targeting plus delivery of your message to employees, customers or other key audiences.
- **DISTRIBUTION:** Includes full-national wire and web, plus institutional delivery as appropriate.
- **MONITORING:** Release Watch and Hit Count

2. BENEFITS INCLUDE

Present your message with visual excitement.

Engage your target audiences.

Leverage your image, brand and publicity efforts.

Demonstrate more ROI (Return On Investment) for your program.

3. BASIC SERVICE COMPONENTS

- **VIDEO:** Up to 15 minutes encoded video or audio; Windows MP and Real Player; stored for 90 days.
- **IMAGES:** One logo and one additional graphic, plus video screen grabs in TWO display windows.
- **TEXT:** 400 words included; additional words are available, length charges apply.
- **LINKS:** Five links to supporting content from your site including HTML and PDF files.
- **WIRE AND WEB DISTRIBUTION:** US1 full-national wire transmission to 2,500 + media, 3,600 = web sites and PR NEWSWIRE FOR JOURNALISTS with its 86,000 = registered journalists.
- **E-MAIL DISTRIBUTION:** HTML e-mail to 100 targeted media contacts plus 200 contacts from your lists.
- **MONITORING:** "Release Watch" shows your release on key sites, "Media ACCESS" shows quantitive data of journalist access to your release on PR Newswire For Journalists plus a total Hit Count on "opens".
- **TURNAROUND:** 48-hours with existing video

4. COMPENSATION All compensation to be paid to NANCY FIGUEIREDO pursuant to this agreement is earned upon execution of this agreement and not subject to return or forfeiture.

1 million free-trading S-8 shares.

5. TERMS

(A) This MULTIMEDIA CONTRACTUAL AGREEMENT WILL BECOME EFFECTIVE UPON RECEIPT OF SIGNED CONTRACT AND PAYMENT.

(B) The COMPANY hereby authorizes and agrees to allow the CONSULTANT or third parties to republish any and all of its press releases.

6. IN GENERAL

This MULTIMEDIA CONTRACTUAL AGREEMENT sets forth the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussions, agreements and understanding of any nature between them with respect thereto. This MULTIMEDIA CONTRACTUAL AGREEMENT shall be governed by and construed in accordance with the laws of the State of New York.

Let it be known that Nancy Figueiredo is producing a video for Citadel EFT, Inc. for the sole purpose of focusing on the branding for the above company. Citadel EFT, Inc. acknowledges that this is not an effort to promote stock.

IN WITNESS WHEREOF, The parties have caused this agreement to be signed by their respective officers or representatives duly authorized on this 11th day of September 2012.

CONSULTANT: NANCY FIGUEIREDO	COMPANY: CITADEL EFT, INC.
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Signature	Signature
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Printed Name, Title	Printed Name, Title